UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2012 (April 30, 2012)

TRIANGLE PETROLEUM CORPORATION
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	001-34945 (Commission File Number)	98-0430762 (I.R.S. Employer Identification No.)

1660 Wynkoop St., Suite 900, Denver, CO (Address of principal executive offices)	80202 (Zip Code)

Registrant’s telephone number, including area code: (303) 260-7125

Not Applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

On April 30, 2012, Triangle USA Petroleum Corporation (the “Company”) entered into an exploration and development agreement with Oppenheimer Drilling Partners, L.P. (“ODP”), a New York based investment fund affiliated with Oppenheimer & Co, Inc. ODP has made a capital commitment of at least $10 million with the potential for a greater investment up to $30 million, if certain conditions occur, to co-invest with the Company in its future acquisition and development of assets in the Bakken Shale formation in the Williston Basin of North Dakota and Montana. Up to 50% of ODP’s capital commitment may be allocated for leasehold acquisition with the remainder available for well development. In addition, ODP paid Triangle approximately $2.7 million in exchange for 7% of the Company’s interest in certain oil and gas leases in an area of mutual interest (“Station AMI”) located in Sheridan and Roosevelt Counties in Montana. Under the agreement, ODP has the right to participate in up to 7% of future Company leasing activity in the Station AMI and up to 25% of future Company leasing activity in the rest of the Williston Basin.

ODP will pay its share of leasehold costs in all leases in which it participates, plus a premium to the Company equal to an additional percentage of lease acquisition costs which is designed to remunerate the Company for its services in sourcing and managing the acreage activity in the Williston Basin. The acreage premium varies depending upon the level of lease acquisition costs. ODP will also bear 10% of all of the Company’s brokerage costs in the region. The agreement may be terminated by either party after three years.

The information in Item 7.01 of this Current Report is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in Item 7.01 of this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in any such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TRIANGLE PETROLEUM CORPORATION
(Registrant)

Date: May 4, 2012	By:	/s/ Jonathan Samuels
Jonathan Samuels President and Chief Executive Officer